VIDEOGRAM LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into on March 29, 2004, by and between REBEL CREW FILMS ("Licensor") with principal offices at 468 North Camden Drive, Beverly Hills, California 90210 and BCI ECLIPSE COMPANY, LLC ("Licensee") with principal offices at 810 Lawrence Drive, Suite 100, Newbury Park, California 91320.

IN CONSIDERATION OF the mutual promises set forth herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a) "Program" and the "Programs" shall mean and shall refer individually and collectively to thirteen (13) episodes of the Program entitled ***The Cantinflas Show.***

(b) "Territory" shall mean the United States and Canada.

(c) "Videogram" shall mean one (1) or more physical copies of a Program in any and all forms and formats of video recordings, including, but not limited to, videocassettes, videodiscs, DVD, and any and all other forms of video devices, in each and every size and format configuration and character, whether now known or contemplated or hereafter discovered, invented or devised.

2. TERM / SELL-OFF PERIOD

(a) With respect to each Program, the term of this Agreement and of Licensee's rights hereunder (the "Term") shall be four (4) years, commencing upon the earlier of:

(i) Six (6) months after Licensee's receipt, approval and acceptance of the delivered items set forth in paragraph 7 below for such Programs; or

(ii) Licensee's initial exercise of its Videogram Rights to such Program.

Thereafter, the Term of this Agreement shall continue on a month-to-month basis unless and until Licensor provides Licensee with thirty (30) days advance written notice of Licensor's intention to terminate this Agreement.

(b) During the six (6) month period immediately following the expiration or termination of the Term (the "Sell-Off Period"), Licensee shall have the right to continue to sell, offer for sale, lease, license, rent, distribute, advertise, promote, market and otherwise exploit any and all Videograms of each Program in Licensee's possession at the end of the Term. Licensee shall have the right to receive all proceeds from the sale and exploitation of such

Videograms during the Sell-Off Period and to apply and account for such proceeds in the manner set forth in this Agreement. Licensee shall not accumulate an excessive inventory of Videograms in anticipation of the Sell-Off Period, however Licensee shall have the right to do limited manufacturing of Videograms during the Sell-Off Period if necessary to accommodate customer programs or to fill catalogue orders. With respect to Licensee's inventory of unsold Videograms at the expiration of the Sell-Off Period, Licensor shall have the option to purchase such Videograms at Licensee's cost. If Licensor does not purchase the remaining inventory at the end of the Sell-Off Period, Licensee shall, within thirty (30) days thereafter, have the right to either liquidate the inventory or to destroy such Videograms.

(c) Notwithstanding anything to the contrary contained herein, in the event that Licensee enters into any sublicense for the Program(s), the expiration of which is scheduled to occur after the expiration of the Term hereof, the expiration or termination of the Term hereof shall not act to terminate the remaining term of such sublicense which shall be allowed to continue until its expiration. Licensee shall not enter into any sublicense which would expire more than two (2) years from the expiration of the Term hereof without Licensor's prior written consent, which consent shall not be unreasonably withheld.

3. <u>GRANT OF RIGHTS</u>

Licensor hereby grants to Licensee, throughout the Term and Territory, the exclusive "Videogram Rights" to each Program.

(a) The "Videogram Rights" granted herein shall include, but are not limited to, the right to manufacture, market, sell and otherwise distribute and exploit the Videogram of each Program in any and all languages, containing all or part of the Program, in all markets and mediums, including, but not limited to, normal retail channels, mass merchandisers, and direct response marketing through so-called "infomercials," catalogues, video clubs and the Internet. Without limiting the generality of the foregoing, the grant of Videogram Rights herein shall include the right to make all marketing, promotion, pricing, business and creative decisions in connection with the exercise of such rights.

(b) Without limiting the generality of paragraph 3(a), Licensor grants to Licensee, throughout the Term and Territory, the right to advertise and promote the Videogram Rights, including, but not limited to, the right to perform and authorize others to perform the following:

(i) To publish synopses, summaries and resumes of each Program in any and all languages.

(ii) To advertise, publicize and promote each Program by any means, method or media, including, without limitation, so-called "infomercials" and to utilize for such purposes any advertising, publicity materials or excerpts from each Program or the trailers derived therefrom.

(iii) To use, publish, print, and otherwise exploit Licensor's name, including, but not limited to, all copyright and trademark rights therein in any manner and by any means whatsoever.

(iv) To incorporate the following items into such Program, either preceding the main titles and/or following the end titles of the Program: (A) any name, trademark, trade name or logo of Licensee or any sublicensee or affiliate of Licensee; (B) any trailers, clips or excerpts of other programs; (C) standard "opening" and "closing" sequences, including, but not limited to, any introductory visual "logo," with or without music; and (D) any legal notices or other information as Licensee may determine are necessary or desirable.

(v) To produce or authorize others to produce trailers of each Program, in any and all languages, embodying such scenes and elements of each Program as Licensee shall determine in its sole discretion, and to incorporate such trailers, clips or excerpts of each Program in other programs or in trailers for other programs. Without limiting the generality of the foregoing, these trailers may be used as infomercials.

(vi) To make dubbed, subtitled or close-captioned versions of each Program, including, but not limited to, cut-in, synchronized and superimposed versions, in any and all languages, for use in such part or parts of the Territory as Licensee shall determine in its sole discretion.

(vii) To change the titles of each Program, to rearrange each Program to make any and all edits, changes, deletions, additions or modifications to each Program (including the insertion of commercials) as Licensee may determine to be necessary or desirable due to community standards, or regulations and requirements of any censorship, governmental or non-governmental authorities.

(viii) Subject only to any contractual obligations or restrictions of which Licensee shall have been timely advised by Licensor in writing for each Program, Licensee shall have the right to use and authorize others to use the names, likenesses (including, but not limited to, photographs, pictures, portraits or caricatures), biographies and voices of any and all persons rendering services or furnishing materials in connection with each Program. Licensee shall also have the right to use and authorize others to use any and all materials and artwork used in connection with each Program including, but not limited to, the right to incorporate all of the foregoing into any infomercial.

(ix) To license or sublicense any and all of the Videogram Rights granted hereunder.

(x) To package the Program(s) or Videogram with any other products exploited by Licensee, including, without limitation, any other videograms or audio products and to exploit such packages in any manner without restriction whether through any direct response marketing methods or otherwise; provided, that Licensee shall allocate a fair and reasonable portion of the proceeds from the exploitation of such packages to the Program(s) in accordance with the provisions of paragraph 4 hereof.

SCHEDULE A

DELIVERY SCHEDULE

1. Broadcast quality master in DVD/DLT format (or other format acceptable to Licensee). Licensor shall retain a duplicate of such master. Licensee shall retain the DLT that is provided by Licensor.

2. Documents evidencing copyright registrations, chain of title, and authorization(s) for Licensor to enter into this Agreement by the applicable and/or prior rights-holder(s), if requested by Licensee.

3. All available camera-ready key artwork on computer cartridge or disc (including box packaging), on MAC format, preferably on a Zip Drive cartridge, or as otherwise required by Licensee.

4. Color and/or black and white glossy stills (8x10 preferred) with corresponding slides or negatives taken during the production shoot or otherwise (for marketing and promotional purposes), if available and if requested by Licensee.

5. Biographical profiles of key production personnel and, if applicable, of those individuals profiled or featured in the Program, if available and if requested by Licensee.

6. Continuity Script, Dialogue and Cue Sheets, if available and if requested by Licensee.

7. Plot synopsis or general description, which synopsis or description shall include the running time of the Program, if available and if requested by Licensee.

8. Statement of credits, including excerpts from the relevant contracts of all of Licensor's obligations to accord credit on the screen, in advertising and otherwise; and such excerpts concerning any restrictions on use of name and/or likeness, if requested by Licensee.

4. VIDEOGRAM ROYALTIES

Following recoupment of all License Fees (if any) and other properly chargeable costs hereunder or under any other agreement between Licensor and Licensee, and conditioned upon Licensor's full and faithful performance of the terms and conditions hereof, Licensor shall be paid royalties on net sales of Videograms, as hereinafter set forth:

(a) Licensee shall pay Licensor, as a basic royalty, twenty percent (20%) of the Gross Revenue actually received by Licensee in respect of one hundred percent (100%) of net sales of Videograms, consisting of the Program(s) delivered hereunder and sold by Licensee or its distributors throughout the Territory subject to the other provisions of this paragraph 4.

(b) Notwithstanding anything to the contrary contained herein, the royalty rate in respect of Videograms sold through video club distribution methods or through any other direct response marketing methods shall be fifty percent (50%) of the otherwise applicable royalty rate as calculated in accordance with the foregoing provisions.

(c) Notwithstanding anything to the contrary contained herein, the royalty payable in respect of Videograms sold for use as premiums or in connection with the sale, advertising, or promotion of other products or services shall be fifty percent (50%) of the of the otherwise applicable royalty rate as calculated in accordance with the other provisions of this paragraph 4.

(d) Notwithstanding anything to the contrary contained herein, no royalty shall be payable on Videograms furnished as free or bonus videos to members, applicants or other participants in any video club or other direct response distribution method; on Videograms distributed for promotional purposes to buyers, radio stations, television stations or networks, video reviewers or other customary recipients of promotional videos; on so-called "promotional sampler" videos; on Videograms sold as scrap; on Videograms furnished on a so-called "no-charge" or "free goods" basis to distributors, subdistributors, dealers or others; on Videograms sold at less than fifty percent (50%) of their regular wholesale price; and on Videograms sold at less than one hundred fifteen percent (115%) of Licensee's cost.

(e) Notwithstanding any of the foregoing, the royalty payable to Licensor hereunder with respect to any Videogram embodying the Program(s) hereunder together with other video or audio product shall be computed by multiplying the otherwise applicable royalty rate by a fraction, the numerator of which shall be the number of Videograms contained in the package and the denominator of which shall be the total number of other audio or video works contained in such package.

(f) As used in this paragraph 4, "Gross Revenue" means all revenue actually paid to Licensee in respect of the exploitation of the Program(s) in the form of Videograms. Reimbursements paid to Licensee for expenses such as freight or advertising shall not be included in Gross Revenue. As used in this paragraph 4, "net sales" shall mean total paid sales less all returns of Videograms.

5. ACCOUNTING / STATEMENTS

(a) Statements as to Videogram royalties payable hereunder, together with payments of accrued royalties (if any) earned by Licensor during the preceding calendar quarter, less all unrecouped License Fees (if any) and other chargeable costs under this Agreement or any other agreement between Licensor and Licensee, shall be sent by Licensee to Licensor ninety (90) days following the end of each calendar quarter. Licensee shall have the right to retain from payments due to Licensor a reasonable reserve in Licensor's royalty account of the royalties otherwise payable to Licensor against subsequent charges, credits or returns. Such reserves shall not exceed twenty-five percent (25%) of Videogram royalties otherwise payable. All such reserves shall be liquidated within two (2) years of the accounting period in which they are first held.

(b) Licensor shall be deemed to have consented to all royalty statements and all other accountings rendered by Licensee hereunder and each such royalty statement or other accounting shall be conclusive, final and binding, shall constitute an account stated, and shall not be subject to objection for any reason whatsoever unless specific objection in writing, stating the basis thereof, is given to Licensee by Licensor within one (1) year after the date the statement or other accounting was rendered. No action, suit or proceeding of any nature in respect to any statement or other accounting rendered by Licensee hereunder may be maintained against Licensee unless such action, suit or proceeding is commenced against Licensee in a court of competent jurisdiction within two (2) years after the date the statement or other accounting was rendered.

(c) Licensee shall maintain accurate books of accounts concerning the exploitation of the Program(s) hereunder. Licensor, or an authorized representative on Licensor's behalf, may, at Licensor's sole expense, examine Licensee's said books relating to the exploitation of the Program(s) hereunder solely for the purpose of verifying the accuracy thereof, only during Licensee's normal business hours and upon reasonable written notice. Licensee's books of accounts relating to any particular royalty statement may be examined as aforesaid only once for as long as is reasonably necessary to complete the audit and within one (1) year after the date the statement or other accounting was rendered. The rights hereinabove granted to Licensor shall constitute Licensor's sole and exclusive rights to examine Licensee's books and records.

(d) Licensee shall have the right to withhold from any amounts payable to Licensor hereunder such portion thereof, if any, as may be required to be withheld under the applicable provisions of the California Revenue and Taxation Code or under any other applicable U.S. or foreign statute, regulation, treaty, or other law, and Licensor shall promptly execute and deliver to Licensee such forms and other documents as may be required in connection therewith.

(e) No royalties shall be payable to Licensor in respect of exploitation of the Program(s) until payment therefor has been received by Licensee, or credited to Licensee's account.

6. SCREEN CREDIT

The indemnification provisions of paragraph 10 hereof shall apply to all claims, actions and causes of action arising out of or as a result of Licensor's failure to deliver the statement of

credits required to be given to Licensee pursuant to Schedule A or any errors in such credits as delivered by Licensor. Licensee agrees that the advertising and promotional materials provided by Licensee to its subdistributors and sublicensees shall be consistent with such statement of credits. No casual or inadvertent failure by Licensee or its subdistributors or sublicensees to comply with any statements of credits shall constitute a breach of this Agreement. Licensor shall not be entitled to assert any claim or cause of action of any kind against Licensee because of such failure by Licensee or any of its subdistributors or sublicensees to comply with the statement of credits unless and until Licensee has received written notice of such failure and Licensee, after receipt of such written notice, fails to comply prospectively with such notice. In no event shall any failure to comply with the statement of credits entitle Licensor to terminate this Agreement or entitle Licensor to seek injunctive relief with respect to the exercise by Licensee of any or all of the rights granted hereunder.

7. DELIVERY OF MATERIALS

(a) With respect to each Program, within thirty (30) calendar days of the execution of this Agreement by both parties, Licensor shall deliver to Licensee, at such location as Licensee shall designate, all of the materials described in Schedule A attached hereto and incorporated herein by this reference (collectively, the "Materials"). Licensee will review the Materials after delivery. If Licensee, in its discretion, determines that all or any part of the Materials are incomplete or otherwise unacceptable in accordance with Schedule A, Licensee will notify Licensor in writing of any defects or omissions within thirty (30) days of Licensee's receipt thereof. Delivery of Materials shall be deemed complete within thirty (30) days after receipt thereof, unless Licensee, within said thirty (30) day period, has notified Licensor of any defect or omissions in such Materials. Except as otherwise provided to the contrary herein, delivery and return of all Materials shall be at Licensor's sole cost and expense, it being agreed that Licensee shall deduct costs paid or incurred and not reimbursed to Licensee from any and all monies due to Licensor pursuant to this Agreement.

(b) In the event that Licensee notifies Licensor of any defects or omissions in the Materials, as set forth in paragraph 7(a) above, Licensor shall cause such defects to be corrected and shall deliver such new Materials (the "New Materials") to Licensee subject to Licensee's approval in each and every instance in accordance with the procedure outlined in paragraph 7(a) above. Licensor shall pay all costs of manufacturing and delivering such New Materials. In the event that Licensor fails to correct any defect or fails to cause New Materials to be delivered to Licensee within said thirty (30) day period, then Licensee shall have the right, but not the obligation, to terminate this Agreement with respect to such Program.

(c) Acceptance by Licensee of the Materials, including, but not limited to, any and all chain-of-title documents, as specifically set forth on Schedule A, shall not relieve Licensor of its obligations to Licensee pursuant to the warranties and indemnification provisions hereof.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Licensee hereby shall and does have the right to commence the marketing and promotion of each Program prior to Licensor's delivery of all Materials.

8. ADDITIONAL DOCUMENTATION

If Licensee requires additional documentation from Licensor during the Term hereof in order to effectuate the provisions or purposes of this Agreement, Licensor shall provide such documentation within ten (10) working days of Licensee's request for same. If Licensor fails to provide such documentation, such failure shall be deemed a material breach hereof. In order to perfect Licensee's rights hereunder, Licensor herby grants Licensee its power of attorney to execute documentation on behalf of and in the name of Licensor if Licensor fails to timely execute such documentation after Licensee's request.

9. REPRESENTATIONS AND WARRANTIES

Licensor represents and warrants that:

(a) Licensor has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms and conditions hereof and to grant to Licensee the rights, licenses and privileges herein granted to Licensee. Licensor does not need the consent or release of any other person, firm or entity in order for Licensor to enter into this Agreement and to grant to Licensee the rights granted pursuant to this Agreement.

(b) With respect to each Program, the execution, delivery and performance of this Agreement by Licensor shall not violate or contravene any certificate of incorporation or by-laws of Licensor or any agreement or other instrument to which Licensor is a party. This Agreement has been duly authorized, executed and delivered by Licensor.

(c) With respect to each Program, neither the Program nor any of the contents contained therein (including, but not limited to, the title thereof and any music and sound synchronized therewith), nor any use or distribution or exploitation of the Program, nor any exercise by Licensee of any or all of the rights granted to Licensee pursuant to this Agreement, nor any Materials delivered hereunder shall at any time during the Term violate or infringe upon any right or interest of any person or entity, including, but not limited to, any copyright, literary right, dramatic right, privacy right, musical right, publicity right, artistic right, personal right, property right, civil right, trademark right, trade name, service mark or any other right or interest of any person or entity.

(d) With respect to each Program, during the Term hereof there shall not be any actual or threatened liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings which will conflict or interfere with, limit, derogate from, or be inconsistent with, or otherwise affect any of the provisions of this Agreement, any of the representations and warranties of Licensor contained herein or the enjoyment by Licensee of any or all of the rights granted to Licensee hereunder.

(e) With respect to each Program, Licensor owns and controls and shall for the full Term own and control, any and all rights necessary to enable Licensor to grant to Licensee the rights granted pursuant to this Agreement and to enable Licensee to exercise and enjoy the rights granted to Licensee pursuant to this Agreement (without Licensee incurring any obligation or liability to any person or entity) including, but not limited to, all performance rights and

advertising rights and all other rights granted to Licensee hereunder in and to all literary, dramatic, musical and other material contained in the Program. With respect to each Program, Licensor has secured and obtained, and Licensor shall maintain throughout the Term hereof, all rights as may be required for the full and unlimited exercise and enjoyment by Licensee of each and all of the rights herein granted to Licensee.

(f) All obligations and amounts payable with respect to each Program or with respect to the production, distribution and exploitation thereof, including, but not limited to, all salaries, royalties, license fees, laboratory charges, union obligations and the like, have been and shall be fully paid and satisfied by Licensor or third parties. Licensee shall have no obligation for past, current or future salaries, royalties, laboratory charges, or similar payments (except for those laboratory or service charges incurred directly by Licensee for its own account) with respect to each Program.

(g) Each Program is not in the public domain and is validly copyrighted within the Territory. Each Program will not fall into the public domain anywhere in the Territory prior to the expiration of the Term. Each Program, as delivered, will contain all proper copyright notices required or permitted under any applicable statute, act or treaty.

(h) With respect to each Program, Licensor shall obtain and shall deliver to Licensee the synchronization licenses for each and every musical composition embodied in the Program, and the customary music cue sheet, and every relevant agreement in connection with the music embodied in the Program. All such licenses and agreements for each Program shall be and shall remain in full force and effect, and shall permit Licensee to exercise the rights granted hereunder throughout the Territory and during the Term hereof. Delivery of any and all of the aforementioned music licenses and agreements shall not relieve Licensor in any manner whatsoever of any or all of Licensor's obligations pursuant to this Agreement.

(i) Licensor's warranties, representations and agreements are of the essence of this Agreement and shall survive for the full Term. None of Licensor's representations, warranties or agreements shall in any way be limited by reason of any investigation made by Licensee of any documents, agreements or other materials submitted to Licensee by Licensor hereunder.

10. <u>INDEMNIFICATION</u>

Licensor shall, at its sole cost and expense, indemnify, save and hold harmless Licensee and its successors, subdistributors, sublicensees, assigns, agents, representatives and affiliates from and against any and all claims, demands, causes of action, liability, loss, damage, cost and expense (including reasonable attorney's fees and court costs) incurred or sustained by reason of or arising out of any breach or alleged breach of any of the warranties, representations or agreements herein made by Licensor, or by reason of any action, claim or proceeding related to or arising out of such breach or alleged breach by Licensor. In the event that any person or entity shall make any claim or institute any suit or proceeding, Licensee shall notify Licensor in writing, and Licensor must assume, at it own cost and expense, the defense thereof; provided, however, that Licensee's failure to provide such notice shall not affect this indemnity unless Licensor has been materially prejudiced by such failure. Licensee may, at its sole discretion, engage its own counsel in connection with any such suit, claim or proceeding, and the cost

thereof (including reasonable fees and expenses) shall be borne by Licensor provided that Licensor shall in any event fulfill its obligation to undertake Licensee's defense. The final control and disposition of any claim, whether by settlement, compromise or otherwise, shall remain with Licensee pursuant to the terms of this indemnification paragraph. In the event that Licensor fails to promptly make any required payment to Licensee, Licensee shall have the right to withhold for its own account any royalties, License Fees or other monies payable to Licensee by Licensor pursuant to this Agreement or any other agreement between Licensor and Licensee.

11. LIMITATION OF REMEDIES

In the event of any breach or purported breach by Licensee hereunder, Licensor's rights shall be limited to an action at law for money damages, if any, actually and directly suffered by Licensor as a result thereof, and in no event shall Licensor be entitled to rescission, injunction or other equitable relief of any kind. All of Licensee's rights at law or in equity shall be cumulative, and the exercise of one shall in no way limit any other rights of Licensee in the event of any breach by Licensor hereunder.

12. ASSIGNMENT

Licensee shall have the right to assign, transfer, delegate, license, sublicense or convey this Agreement and any of its rights, licenses, privileges and obligations hereunder in whole or in part, without limitation, to any parent, affiliate or subsidiary or to any other responsible third parties. This Agreement shall inure to the benefit of Licensee and its successors, assigns, licensees, sublicensees and subdistributors. This Agreement is personal to Licensor and shall not be assigned by Licensor to any person or entity without Licensee's prior written consent. Any attempted assignment or attempted conveyance in violation of this paragraph shall be null and void and of no force and effect.

13. FORCE MAJEURE

The term "force majeure" means any fire, flood, earthquake or public disaster; strike, labor dispute or unrest; embargo, riot, war, insurrection or civil unrest; any act of God; any act of any legally constituted authority, or any other cause beyond Licensee's reasonable control which would excuse Licensee's performance as a matter of law. If, because of force majeure, Licensee's performance hereunder is delayed or prevented, then the time for performance of such obligation shall be extended for the time of such delay or prevention.

14. NOTICES AND ADDRESSES

All notices given to Licensor hereunder and all statements and payments to Licensor hereunder shall be addressed to Licensor at the address set forth on page 1 hereof or at such other address as Licensor shall designate in writing from time to time. All notices given to Licensee hereunder shall be addressed to Licensee at the address set forth on page 1 hereof or at such other address as Licensee shall designate in writing from time to time. All notices shall be in writing and shall either be personally delivered or served by certified mail, return receipt requested. Except as otherwise provided herein, such notices shall be deemed given when personally served

or mailed, except that notices of change of address shall be effective only after the actual receipt thereof. An additional copy of all notices to Licensee shall be sent to:

Howard M. Zelener, Esq.
548 Carnes Circle
Redlands, CA 92374
FAX (909) 794-9120

15. MISCELLANEOUS

(a) This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof. No modification, amendment, waiver, termination or discharge of this Agreement or any of the terms or provisions hereof shall be binding upon either party unless confirmed by a written instrument signed by Licensor and by a duly authorized officer of Licensee. No waiver by either party of any term or provision of this Agreement or of any default hereunder shall affect the parties' respective rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(b) This Agreement has been entered into under and shall be subject to the laws of the State of California. If any provisions of this Agreement shall be held void, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, invalid or inoperative provision had not been contained herein. In the event of any dispute between us, the parties' sole remedy shall be binding arbitration in Los Angeles or Ventura County pursuant to the Commercial Arbitration Rules of the American Arbitration Association. This arbitration provision shall remain in full force and effect following the expiration and/or termination of this Agreement.

(c) Licensee shall not be deemed to be in breach of any of its obligations hereunder unless and until Licensor shall have given Licensee specific written notice of the nature of such breach and Licensee shall have failed to cure such breach within thirty (30) days after Licensee's receipt of such written notice.

(d) Nothing herein contained shall constitute a partnership or a joint venture between Licensor and Licensee. Neither Licensee nor Licensor shall hold themselves out contrary to the terms of this paragraph, and neither party shall become liable for any representation, act or omission of the other party contrary to the provisions hereof. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by both parties in writing to such third party.

(e) Except as otherwise provided herein, all rights and remedies herein otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

(f) If either party incurs any expense, including reasonable attorney's fees, in connection with any action or proceeding, including one seeking declaratory relief, instituted by any party by reason of any default or alleged default of another party under this Agreement, the party prevailing in such action or proceeding shall be entitled to recover reasonable expenses and

attorney's fees from the opposing party. In addition, should it become necessary for any party to employ legal counsel to enforce any of the provisions contained herein, whether or not any action or proceeding shall be initiated, the party in breach agrees to pay all legal fees and other costs reasonably incurred.

(g) Captions and paragraph numbers are inserted for reference and convenience only and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

16. LICENSE FEES

(a) The license fee ("License Fee") payable for the Programs set forth in paragraph 1 hereof shall be the sum of One Hundred Thirty Thousand Dollars ($130,000). Such License Fee shall be recoupable from any and all Videogram royalties otherwise payable with respect to any Programs delivered hereunder or under any other agreement between Licensor and Licensee.

(b) The License Fee shall be paid as follows:

(i) Fifty percent (50%) of the Licensee Fee shall be paid to Licensor within ten (10) days of the full execution of this Agreement by Licensor and Licensee.

(ii) The remaining fifty percent (50%) of the License Fee shall be paid within ten (10) days of the delivery of acceptable materials to Licensee in accordance with paragraph 7 hereof.

17. OPTION TO RENEW

Licensee shall have the option to renew the Term hereof for an additional period of four (4) years commencing upon the expiration of the initial Term hereof. This option may be exercised by Licensee at any time prior to the expiration of the initial Term hereof. Licensee shall pay Licensor an additional recoupable License Fee of Sixty Five Thousand Dollars ($65,000), if and when Licensee exercises the aforesaid renewal option.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REBEL CREW FILMS, INC.	**BCI ECLIPSE COMPANY, LLC**
("Licensor")	("Licensee")
By: ______________________	By: ______________________
An Authorized Signatory	Ed Goetz, Manager